Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI, INC. ANNOUNCES STOCK REPURCHASE PROGRAM
Tempe, AZ – August 9, 2007 — Mobile Mini, Inc. (NasdaqGS: MINI) today announced that its Board of Directors has authorized a stock repurchase program of up to $50 million of the Company’s common stock over a period of six months.
Under the terms of the stock repurchase program, Mobile Mini may repurchase shares in open market purchases or in privately negotiated transactions in compliance with applicable securities laws and regulations including the SEC’s Rule 10b-18. The timing and amount of repurchases under this program will depend on market conditions and other corporate considerations, and will also be subject to Rule 10b-18 requirements. The repurchase program will be funded from available working capital. There were approximately 36.4 million shares of Mobile Mini common stock outstanding as of August 3, 2007.
Steven Bunger, Chairman, President & CEO stated, “Our Board of Directors believes that the recent trading price of our common stock does not adequately reflect the Company’s present value and strong growth prospects. We believe that, based on current market prices, the repurchase program is a good investment of our available funds and reaffirms our commitment to building shareholder value.”
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 160,000 portable storage units and portable offices with 64 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com
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